Exhibit (e)(3)
SCHEDULE C.1
(Updated March 17, 2021)
Fee Schedule
The Cannabis ETF
Trajan Wealth Income Opportunities ETF
UVA Dividend Value ETF
UVA Unconstrained Medium-Term Fixed Income ETF
VectorShares Min Vol ETF

Service Fees:
$_______ per Fund, per year.
Out-of-Pocket Expenses:
The Fund (or the Adviser, or Sub-Adviser, as applicable) shall pay all reasonable out-of-pocket expenses incurred by Distributor in connection with activities performed for the Fund hereunder including, without limitation:
•	typesetting, printing and distribution of prospectuses and shareholder reports
•	production, printing, distribution and placement of advertising and sales literature and materials
•	engagement of designers, free-lance writers and public relations firms
•	long-distance telephone lines, services and charges
•	postage
•	overnight delivery charges
•	FINRA and registration fees
•	marketing expenses
•	record retention fees
•	travel, lodging and meals
•	NSCC charges
•	Fund platform fees and service fees
•	website monitoring review